Exhibit 5
                                  March 25, 1996



General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431

Re: Registration of Additional Shares for Roper Employee Voluntary Stock Ownership Plan

Gentlemen:

            This opinion is furnished in connection with the registration by General Electric Company (the "Company") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 as amended (the "1933 Act"), of 300,000 shares of Common Stock, $0.32 par value (the "Shares"), which are to be offered and sold through the Roper Employee Voluntary Stock Ownership Plan (the "Plan") of the Company's wholly-owned subsidiary, Roper Corporation.

            As Corporate Counsel of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares, when issued and sold pursuant to the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company except as provided by Section 630 of the New York Business Corporation Law.

            I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an Exhibit to the Registration Statement with respect to the Shares under the 1933 Act. In giving this consent, I do not admit that I am acting within the category of persons whose consent is required under Section 7 of the 1933 Act and the rules and regulations of the Commission thereunder.

                                    Very truly yours,



                                    Robert E. Healing